Exhibit (d) (39) under Form N-1A

Exhibit 10 under Item 601/Reg. S-K

AMENDMENT #2 TO EXHIBIT J

to the

Investment Advisory Contract

Federated Kaufmann Small Cap Fund

This Amendment #2 to Exhibit J to the Investment Advisory Contract between Federated Equity Management Company of Pennsylvania and Federated Equity Funds was approved at a board meeting on August, 18, 2017.

For all services rendered by Adviser hereunder, the above-named Fund of the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 0.80% of the average daily net assets of the Fund.

The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 0.80% applied to the daily net assets of the Fund.

The advisory fee so accrued shall be paid to Adviser daily.

Witness the due execution hereof this 1st day of September, 2017.

Federated Equity Management Company

of Pennsylvania

By: _____________________________

Name: John B. Fisher

Title: President/CEO

Federated Equity Funds

By: ______________________________

Name: J. Christopher Donahue

Title: President